As filed with the Securities and Exchange Commission on December 23, 2005
Registration No. 033-54465

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE
AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Viad Corp
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-1169950 (I.R.S. Employer Identification No.)
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545
(602) 207-4000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Scott E. Sayre	Copy to:
Vice President, General Counsel	Joseph P. Richardson
and Secretary	Michael R. McCoy
Viad Corp	Bryan Cave LLP
1850 North Central Avenue, Suite 800	Two North Central Avenue, Suite 2200
Phoenix, Arizona 85004-4545	Phoenix, AZ 85004-4406
(602) 207-4000	(602) 364-7000
(Name, address, including zip code and telephone number,
including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐.
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is neither final nor complete. This prospectus is not an offer to sell these securities nor is it an invitation for offers to buy these securities in any state or jurisdiction where not permitted.

Subject to completion, dated December 23, 2005
PRELIMINARY PROSPECTUS
$500,000,000
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
     We may offer from time to time, together or separately, common stock, one or more series of preferred stock, one or more series of unsecured senior or subordinate debt, warrants and depositary shares. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.
     Our common stock is listed on the New York Stock Exchange under the symbol “VVI”. The last reported sale price of our common stock on December 21, 2005, was $30.27 per share. We will make application to list any shares of common stock, sold pursuant to a prospectus supplement, on the New York Stock Exchange. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.
     Investing in our securities involves risks. You should carefully consider the risk factors set forth in the applicable supplement to this prospectus before investing in any securities that may be offered. See “Risk Factors” on page 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is _____ ___, 2005.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that Viad Corp (“Viad”) filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. The total dollar amount of securities we sell through the offerings will not exceed $500 million or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
VIAD CORP
     We are a diversified business services company providing services that address the needs of trade show organizers and exhibitors, as well as travel and recreation services in the United States and Canada. Our services are classified into three reportable business segments, namely (1) GES Exposition Services, Inc., (2) Exhibitgroup/Giltspur, a division of Viad Corp, and (3) Travel and Recreation Services provided by the Brewster Transport Company Limited and Glacier Park, Inc. business units. The reportable business segments have been defined in a manner consistent with Viad’s organizational structure, internal reporting, allocation of resources and operating decision-making. If you would like more information about us, please see the section entitled “Where You Can Find More Information.”
     The address of our principal office is Viad Corp, 1850 North Central Avenue, Suite 800, Phoenix, Arizona 85004-4545 and our telephone number is (602) 207-4000. Our web address is www.viad.com. We do not intend the information on our website to constitute part of this prospectus and registration statement.
RISK FACTORS
     In addition to the other information included in this prospectus, you should carefully consider any risk factors set forth in the prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.
USE OF PROCEEDS
     Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include, but are not limited to:
•	acquisitions;

•	working capital;

•	capital expenditures;

•	repayment or refinancing of debt or other corporate obligations; and

•	repurchases and redemptions of securities.
     Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

FORWARD-LOOKING STATEMENTS
     This prospectus and the applicable prospectus supplement include and incorporate by reference “forward-looking statements.” We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations of or current trends in future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates and other tax matters, restructuring plans (including timing and realization of cost savings) and market risk disclosures. Forward-looking statements are generally identifiable by the following words: “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar words.
     Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. These include gains and losses of customers, consumer demand patterns, labor relations, consumer demand for convention and event services, existing and new competition, industry alliances and consolidation and growth patterns within the industries in which we compete. Other factors include those discussed under the caption “Risk Factors” in any prospectus supplement provided with this prospectus and other factors that may be described in a prospectus supplement or from time to time in our filings with the SEC. We do not intend to update any forward-looking information and statements, whether written or oral, to reflect change. Therefore, we caution you not to place undue reliance on any forward-looking information and statements. All forward-looking statements are expressly qualified by these cautionary statements.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods specified:

	Nine Months Ended
	September 30,			Year Ended December 31,
	2005	2004		2004		2003	2002	2001		2000
Ratio of Earnings to Fixed Charges(1) (2)	6.99	—	(4)	—	(4)	4.52	2.45	—	(4)	6.01
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)(3)	6.99	—	(4)	—	(4)	4.52	2.45	—	(4)	6.01

(1)	All ratios reflect the spin-off of MoneyGram International, Inc. (“MoneyGram”).

(2)	The ratio of earnings to fixed charges for the nine months ended September 30, 2004 and the year ended December 31, 2004 include charges related to goodwill and other intangible asset impairment of $87.4 million and $88.7 million, respectively. Additionally, the ratio of earnings to fixed charges for 2002, 2001 and 2000 includes restructuring charges of $19.3 million, $61.4 million and $8.2 million, respectively. The year 2001 also includes litigation settlement and costs of $29.3 million. Had these computations excluded all of the above charges, the ratio of earnings to fixed charges would have been 6.18 for the nine months ended September 30, 2004, 4.21 in 2004, 3.95 in 2002, 3.04 in 2001 and 6.56 in 2000.

(3)	As of December 1, 2005, we do not have any preferred stock outstanding. In connection with the completion of the MoneyGram spin-off, Viad provided notice of redemption to the holders of its $4.75 mandatorily redeemable preferred stock for which the Company irrevocably deposited $24.0 million in a trust clearing account for the benefit of the holders of the preferred shares. Due to the relative significance of MoneyGram as compared to the remaining businesses of Viad, the spin-off transaction was accounted for as a reverse spin-off for accounting purposes. Accordingly, all preferred stock dividends were reported on MoneyGram’s historic financial statements.

(4)	The amount of the deficiency for the nine months ended September 30, 2004 is $41.4 million. For 2004 and 2001, the deficiency is $52.1 million and $60.4 million, respectively.

     For purposes of computing the ratios in the above table:
•	earnings consist of income from continuing operations before income taxes, minority interests and fixed charges, less capitalized interest; and

•	fixed charges consist of interest expense, amortization of debt discount, an estimate of rental expense representative of interest, and capitalized interest.
DESCRIPTION OF DEBT SECURITIES
     The senior debt securities will be issued under an indenture dated as of April 1, 1993 between us and J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Bank, N.A., as trustee, as amended by the First Supplemental Indenture dated as of May 21, 2004, and the subordinated debt securities will be issued under an indenture dated as of May 14, 2002 between us and Wachovia Bank, National Association, as trustee. The term “trustee” as used in this prospectus refers to any bank that we may appoint as trustee under the terms of the applicable indenture, in its capacity as trustee for the senior securities or the subordinated securities.
     We have summarized the material terms and provisions of the indentures. The summary is not complete. We urge you to carefully read the prospectus supplement discussing the terms of the debt securities and the indenture covering such securities. If we refer to particular provisions of the indentures, the provisions, including definitions of terms, are incorporated by reference as a part of the summary. We have included references to articles or section numbers of the applicable indenture so that you can easily locate these provisions in the indentures. Unless specifically distinguished, citations of sections contained below refer to both the senior and subordinated indentures. The indentures have been included as exhibits to the registration statement of which this prospectus is a part.
General
     The debt securities will be direct, unsecured general obligations of Viad Corp. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities. See “Subordinated Debt Securities.”
     The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series. (Section 2.02 of the senior indenture and Section 3.01 of the subordinated indenture)
     A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title, type and amount of the debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate or rates (which may be fixed or variable) which the debt securities will bear, and/or the method for determining the rate or rates at which the offered debt securities will bear interest, if any;

•	the dates from which the interest, if any, on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

•	whether the debt securities may be convertible into or exchangeable for shares of common stock or preferred stock;

•	the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

•	any changes to or additional events of default or covenants set forth in the indentures;

•	the terms of subordination, if any;

•	any special tax implications of the debt securities, including provisions for original issue discount securities; and

•	any other terms consistent with the indenture.
     The debt securities may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our Board of Directors or the pricing committee of our Board of Directors or through a supplemental indenture. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount.
Senior Debt Securities
     Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.
Subordinated Debt Securities
     The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:
•	of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

•	during the continuance of any default on senior debt beyond the grace period, unless and until the default on the senior debt is cured and waived.
     The subordinated indenture does not limit the amount of senior debt that we may incur.
     Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment.

Global Debt Securities
     Debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the applicable indenture.
     Also, if an actual purchaser is not a participant of the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security. So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indentures.
     The specific terms of the depositary arrangement with respect to a series of global debt securities, and certain limitations and restrictions relating to a series of bearer global debt securities, will be described in the prospectus supplement relating to such series.
     We may determine not to use global securities for any series. In that event, we will issue debt securities in certificate form.
     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificate form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.
Transfer Or Exchange Of Debt Securities
     You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.
Transfer Agent
     If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.
Covenants
     Under the indentures, we are required to:
•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium; and

•	do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indentures.
(Article V)
     Our subordinated indenture also requires us to deliver a report to the trustee at the end of each fiscal year reviewing and affirming, based on the review, whether we have fulfilled our obligations under the indenture. (Section 5.06) In addition, the subordinated indenture contains a negative covenant restricting our ability to consolidate, merge, transfer substantially all of our assets or purchase substantially all of the assets of another company, unless we are the continuing company or the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture. (Section 5.05)
Events Of Default, Notice And Waiver
     Events of default under the indentures for any series of debt securities include:
•	failure to pay interest on any debt securities of that series for 30 days;

•	failure to pay principal or premium, if any, of any debt securities of that series when payable;

•	failure to pay any sinking fund payment when due;

•	failure to perform any other covenants contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 90 days after written notice as provided in the indenture; or

•	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.
(Section 6.01)
     In addition, our subordinated indenture includes an event of default for a default under any of our other debt instruments with an aggregate principal amount outstanding of an amount in excess of $25,000,000. (Section 6.01)
     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. (Section 6.02) If the trustee makes such a declaration, the holders of a majority of the aggregate principal amount of the debt securities of that series can generally rescind and annul the declaration and its consequences except where the trustee’s declaration is caused by either our failure to make payment of interest or any premium on or the principal of the securities of such series, or by bankruptcy or insolvency proceedings. (Section 6.02)
     The indentures limit the holders’ right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:
•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice; and

•	no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities. The holders of debt securities may enforce payment of the principal or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series.
(Section 6.07)

     The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that
•	the direction does not conflict with any rule of law or an indenture; and

•	the trustee may take any action it deems proper and which is consistent with the direction of the holders.
(Section 6.06)
     Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. (Section 10.01) Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity. (Section 10.01)
     We will be required to furnish to the trustee in an annual statement a notice as to our fulfillment of all of our obligations under the relevant indenture. (Section 5.10 of the senior indenture and Section 5.06 of the subordinated indenture)
Modification Of The Indentures
     In order to change or modify an indenture in ways adversely affecting the interest of the holders, we must obtain the consent of holders of at least 66 2/3% in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected in order to:
•	extend the maturity, or reduce the principal, redemption premium or interest rate;

•	change the place of payment, or the coin or currency, for payment;

•	limit the right to sue for payment;

•	reduce the level of consents needed to approve a change to an indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture; or

•	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.
(Section 13.02)
Defeasance
     We may satisfy our obligations under the debt securities of a series before maturity. This is called defeasance. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. We must also comply with other conditions before we defease the debt securities. We must deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of the defeasance. (Article 11)
Conversion
     Debt securities may be convertible into or exchangeable for common shares or preferred shares. The prospectus supplement will describe the terms of any conversion rights.

Merger, Consolidation And Sale Of Assets
     Each indenture generally permits us to consolidate or merge with another entity. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. The subordinated indenture requires that the remaining or acquiring entity assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. (Section 5.09 of the senior indenture and Section 5.05 of the subordinated indenture) Any act or proceeding required or permitted to be done by our Board or any of our officers may be done by the Board or officers of the successor entity. The phrase “all or substantially all” of the assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.
DESCRIPTION OF PREFERRED STOCK
     This section describes the general terms and provisions of preferred stock which we may issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. These certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.
     You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement. Our restated certificate of incorporation and the certificates of designation have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     As of September 30, 2005, our authorized capital stock consists of 207,442,352 shares of stock comprised of:
•	200,000,000 shares of common stock, $1.50 par value per share;

•	5,000,000 shares of preferred stock, par value $.01 per share;

•	442,352 shares of Series $4.75 Preferred Stock, stated value of $100 per share; and

•	2,000,000 shares of Junior Participating Preferred Stock, par value $.01 per share.
     As of September 30, 2005, there were 24,934,981 shares of common stock issued and outstanding and no shares of preferred stock outstanding. In addition, on September 30, 2005, 1.1 million shares of our Junior Participating Preferred Stock were reserved for issuance in connection with the exercise of the rights outstanding on each share of our common stock pursuant to our stockholder rights plan.
New Issuances
     Our Board has been authorized, subject to limitations provided in our certificate of incorporation and the rights of holders of any outstanding series of preferred stock, including the $4.75 Preferred Stock, to provide for the issuance of shares of our preferred stock in multiple series. With respect to each series of our preferred stock, our Board has the authority to determine the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends, if any, are cumulative and the dividend rate of the series;

•	dates at which dividends, if any, shall be payable;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if Viad is dissolved or liquidated;

•	whether the shares are convertible into or exchangeable for any other securities, the price or rate of exchange or conversion, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights, if any; and

•	whether the preferred stock will be represented by depositary shares.
     The preferred stock will have no preemptive rights. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.
     We currently plan to retain Wells Fargo Bank Minnesota, N.A. as the registrar and transfer agent of any series of our preferred stock.
$4.75 Preferred Stock
     As of December 1, 2005, we do not have any $4.75 Preferred Stock outstanding. The shares are not convertible into any other of our securities. The following is a summary of the terms of the $4.75 Preferred Stock. The terms are set forth in our certificate of incorporation which is included as an exhibit to the registration statement of which this prospectus forms a part.
     Dividends. Each share of $4.75 Preferred Stock is entitled to cumulative annual dividends from the original issuance of $4.75 per share payable quarterly.
     Liquidation Preference. Each share is entitled to a liquidation preference of $100 per share in the event of a voluntary liquidation and $101 per share in the event of an involuntary liquidation, plus, in each case, accrued but unpaid dividends.
     Redemption and Sinking Fund. We may redeem the $4.75 Preferred Stock at any time, in whole or part, at a redemption price of $101 per share plus accrued but unpaid dividends. We are required to deposit into a sinking fund each year an amount sufficient to redeem 6,000 shares of $4.75 Preferred Stock. Alternatively, we may deposit shares of $4.75 Preferred Stock we acquire through repurchase or redemption in lieu of depositing the redemption amount. For this purpose, we may not deposit shares redeemed through the sinking fund. Each year we are required to use all funds in the sinking fund to redeem $4.75 Preferred Stock. The shares redeemed are chosen by lot.
     Voting Rights. We must obtain the approval of two-thirds of holders of the outstanding shares of $4.75 Preferred Stock in order to:
•	amend our certificate of incorporation;

•	materially change the terms of the $4.75 Preferred Stock;

•	issue any class or series of stock ranking prior to the $4.75 Preferred Stock with respect to dividend or liquidation rights;

•	sell or lease all or substantially all of our property or business;

•	voluntarily liquidate or dissolve; or

•	merge or consolidate with or into any other corporation unless the $4.75 Preferred Stock will remain outstanding and retain its seniority.
     We must obtain the approval of the holders of a majority of the outstanding shares of $4.75 Preferred Stock in order to issue stock ranking equal to the $4.75 Preferred Stock with respect to dividend or liquidation rights.
     If we fail to pay dividends for six quarters, the holders of $4.75 Preferred Stock have the right to elect two directors to our Board who will serve until all dividend arrearages have been paid.
     Transfer Agent. Wells Fargo Bank Minnesota, N.A. is the transfer agent for our $4.75 Preferred Stock.
Junior Participating Preferred Stock
     A description of the Junior Participating Preferred Stock can be found under “Description of Common Stock—Stockholder Rights Plan.”
DESCRIPTION OF DEPOSITARY SHARES
     The following briefly summarizes the general provisions of depositary shares representing interests in shares of our preferred stock. Each issuance of shares will be issued under a depositary agreement to be entered into between us and a bank or trust company as depositary. The shares will be evidenced by depositary receipts. A form of the deposit agreement, including the form of depositary receipt, is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you. The particular terms of any depositary shares that we offer will be set forth in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares being offered.
General
     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.
     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends And Other Distributions
     The depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.
     The depositary will distribute any property received by it other than cash to the record holders of depositary shares. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property received and distribute the net proceeds from the sale to such holders.
Redemption Of Preferred Stock
     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
     Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.
Voting Deposited Preferred Stock
     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by that holder’s depositary shares. The depositary will try to vote the amount of preferred stock for which it has received instructions in accordance with the instructions.
     We will agree to take all actions that the depositary determines are necessary to enable it to vote as instructed. The depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing the preferred shares.
Amendment And Termination Of The Deposit Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority in aggregate principal amount of the shares at the time outstanding which are affected by the amendment thereto. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the amended deposit agreement. The deposit agreement will be terminated if:
•	all outstanding depositary shares have been redeemed, converted or exchanged; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.
Charges Of Depositary; Taxes And Other Governmental Charges
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to depositary shares.
Resignation And Removal Of Depositary
     The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary. The resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
     The depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.
     Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and neither we or the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. In performing our obligations, we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
DESCRIPTION OF COMMON STOCK
     We are authorized to issue up to 200,000,000 shares of common stock, $1.50 par value per share. This section describes the material terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and our by-laws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.
     Generally, holders of our common stock are entitled to one vote per share, and the approval of certain corporate actions requires the approval of holders of our common stock, as well as approval of the holders of any series of our preferred stock that may be entitled to vote for the action. The election or removal of our directors is not subject to cumulative voting.
     Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our certificate of incorporation or the law requires otherwise.
     Our common stockholders will be entitled to receive dividends and distributions declared by our Board, to the extent permitted by the terms of outstanding shares of preferred stock and by our certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders, unless it is a dividend in kind.
     If Viad is liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and any preferential or participating rights of our preferred stockholders have been satisfied.
     You will not have any preemptive, subscription or conversion rights with respect to shares of our common stock that you own. We may issue additional shares of our common stock, if authorized by our Board, without your approval, unless required by the New York Stock Exchange or any other stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.
Certain Provisions of Our Certificate of Incorporation and By-Laws
     Advance Notice of Nominations. Our by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and providing for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board, and we do not announce all of the nominees for election, or the fact that the size of our Board will be increased, at least 80 days before the first anniversary of the preceding year’s annual meeting, you will have ten days following the date of our public announcement to give notice to our Secretary of your nomination for any new positions created by such increase.
     Your notice must provide information about you and the business to be brought before the meeting. You should review our by-laws for more information.
     Classification of Directors. Our certificate of incorporation provides that, except as otherwise required by specific provisions of our certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of our directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders’ meeting electing that class. Directors are elected by a plurality of votes eligible to vote for the election of directors. A director may be removed only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then-outstanding shares entitled to vote, voting together as a single class.
     No Action by Written Consent. Stockholders may not act by written consent in lieu of a meeting of stockholders.
     Special Meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board of Directors pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.
     According to our by-laws, if we call a special meeting to elect directors to the Board of Directors, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting.
     Limitation on Directors’ Liability. Our certificate of incorporation provides, as authorized by law, that our directors will not be personally liable to Viad Corp or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. In addition, our certificate of incorporation and by-laws provide that the company is required to indemnify its directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and we are required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified.
Stockholder Rights Plan
     We maintain a stockholder rights plan. The purpose of the plan is to protect our interests and the interests of our stockholders against coercive takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 20% or more of our outstanding common stock without the approval of our Board. The purpose of the rights plan is to encourage potential acquirers to negotiate with our Board before attempting a takeover and to provide our

Board with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. Therefore, the rights plan may have anti-takeover effects. However, the rights plan should not interfere with any merger or other business combination approved by our Board.
     The following description of the rights plan is only a summary and is not complete. You should refer to the Rights Agreement, dated as of February 28, 2002, by and between Viad and Wells Fargo Bank Minnesota, N.A., as rights agent, for a more detailed description of the rights plan. A copy of the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.
     Issuance. One right has been issued with respect to each currently outstanding share of our common stock. New rights will accompany any new shares of common stock we issue before outstanding rights become exercisable. The rights will initially trade with, and will be inseparable from, the common stock. The rights are evidenced only by certificates that represent shares of common stock.
     Purchase Price. Each right entitles the registered holder to purchase from the Company one twenty-fifth of a share of Junior Participating Voting Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $100 per one-twenty fifth of a Preferred Share (the “Purchase Price”), subject to adjustment.
     Flip-In. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (as defined below), each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.
     Flip-Over. If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.
     Transfer and Detachment. Until the Distribution Date (as defined below), the rights will be evidenced, with respect to any of the certificates of common stock outstanding as of the Record Date, by such common stock certificate. Until the Distribution Date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock, and transfer of those certificates will also constitute transfer of the rights.
     As soon as practicable following the Distribution Date, separate certificates evidencing the rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the rights.
     Distribution Date. The Distribution Date is the earlier of:
(i)	10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding shares of common stock (an “Acquiring Person”); or

(ii)	10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after a person or group commences, or announces an intention to make, a tender offer or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person.
     Exercisability. The rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on February 28, 2012, unless that date is extended or unless the rights are earlier redeemed or exchanged by the Company, in each case, as described below.
     Adjustments. The Purchase Price payable and the number of Preferred Shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications or certain distributions with respect to the Preferred Shares. The number of outstanding rights and the number of one twenty-fifth of a Preferred Share issuable upon exercise of each right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock.
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.
     Preferred Shares. Preferred Shares purchasable upon exercise of the rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $0.25 per share but will be entitled to an aggregate dividend of 25 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $25 per share but will be entitled to an aggregate payment of 25 times the payment made per share of common stock. Each Preferred Share will have 25 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Preferred Share will be entitled to receive 25 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
     The value of the one twenty-fifth interest in a Preferred Share purchasable upon exercise of each right should, because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, approximate the value of one share of common stock.
     Exchange. At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the rights (other than rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment).
     Redemption. At any time prior to the time any person becomes an Acquiring Person, the Board may redeem the rights in whole, but not in part, at a price of $0.01 per right (the “Redemption Price”). The redemption of the rights may be made effective at such time on such basis with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.
     Amendments. The terms of the rights may be amended by the Board without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the lowest percentage of the outstanding shares of common stock beneficially owned by any person or group of affiliated or associated persons following such amendment and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights.
     Rights as Holders. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
Section 203 of the Delaware General Corporation Law
     Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Viad, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

     This prohibition is effective unless:
•	The business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Stock Exchange Listing
     Our common stock is listed on the New York Stock Exchange and the trading symbol is “VVI.”
Transfer Agent
     Wells Fargo Bank Minnesota, N.A. is the transfer agent for our common stock.
DESCRIPTION OF WARRANTS
     This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those warrants.
     We may issue warrants for the purchase of our debt securities or our common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Viad in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of warrant agreements, including the forms of warrant certificates, are filed as exhibits to the registration statement of which this prospectus is a part.
     You should refer to the provisions of the warrant agreements for more specific information. The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:
•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for shares of our common stock and the number of shares of common stock you will receive upon exercise;

•	the expiration date;

•	whether the warrants will be issued in registered or bearer form, or both;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.
     After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your warrants. You must exercise warrants for our common stock through payment in U.S. dollars. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

     Until you exercise your warrants to purchase our debt securities or common stock, you will not have any rights as a holder of our debt securities or common stock, as the case may be, by virtue of your ownership of warrants.
PLAN OF DISTRIBUTION
     We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. In addition, we may enter into derivative or hedging transactions with third parties. These third parties may in turn engage in sales of securities pursuant to this prospectus and applicable prospectus supplement in order to hedge their position and use the securities to close out any loan of securities or short position created in connection with those sales. We may also loan or pledge the securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
     The prospectus supplement will include the following information:
•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters Or Dealers
     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
     Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
     If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
LEGAL MATTERS
     The validity of any securities offered under this prospectus or any prospectus supplement will be passed upon for us by Scott E. Sayre, Esq., our general counsel, or by Bryan Cave LLP, Phoenix, Arizona. Certain legal matters in connection with the offered securities may also be passed upon for any underwriters, dealers or agents by counsel specified in the prospectus supplement.
EXPERTS
     The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142

described in Note 5, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus forms a part and any other document we file at the SEC’s public reference section, located in Room 1580, 100 F. Street N.E., Washington, D.C. 20549 and at the worldwide web site (www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange, where reports, proxy statements and other information concerning Viad can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.
     We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 1-11015):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders held on May 17, 2005;

•	our Current Reports on Form 8-K filed on February 25, 2005, April 5, 2005 and December 7, 2005, and portions of our Current Reports on Form 8-K filed on July 29, 2005 and October 28, 2005; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.
     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:
Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545
Attention: Secretary
     You may direct telephone requests to the Secretary of Viad Corp at (602) 207-4000.
     No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution
     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC Registration Fee*	$172,414
Legal Fees and Expenses **(1)	25,000
NYSE Listing Fee**	10,000
Accounting Fees and Expenses**(1)	10,000
Trustee’s and Registrar’s Fees and Expenses**	10,000
Printing and Engraving Fees**(1)	25,000
Miscellaneous**	12,586

Total**	$265,000

*	Paid upon the initial filing of this Registration Statement with the SEC.

**	Estimated pursuant to Item 511 of Regulation S-K.

(1)	Does not include expenses of preparing prospectus supplements and other expenses related to offering particular securities.
Item 15. Indemnification Of Directors And Officers
     Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Viad Corp is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:
     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
     Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Viad Corp provides that no director of Viad Corp shall be personally liable to Viad Corp or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future. The Certificate of Incorporation and By-Laws also provide that Viad Corp shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Viad Corp or is or was serving at the request of Viad Corp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Viad Corp and shall inure to the benefit of such person’s heirs, executors and administrators. Viad Corp shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board except under limited circumstances.
     The By-Laws also provide that Viad Corp shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of

Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the By-Laws is not paid in full within 30 calendar days after a written claim therefor has been received by Viad Corp, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Viad Corp) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Viad Corp to indemnify the claimant for the amount claimed. Viad Corp shall have the burden of providing such defense. Neither the failure of Viad Corp to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Viad Corp that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws of Viad Corp, agreement, vote of stockholders or disinterested directors or otherwise.
     Any repeal or modification of the provisions of the Certificate of Incorporation described herein by the stockholders of Viad Corp will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.
     The Certificate of Incorporation also provides that Viad Corp may maintain insurance to protect itself and any director, officer, employee or agent of Viad Corp or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Viad Corp would have the power to indemnify such person against such expense, liability or loss under DGCL. We have obtained directors’ and officers’ liability insurance for the benefit of our directors and officers.
     In addition, we have entered into indemnification agreements with each of our directors. These agreements provide, among other things, that we must, subject to specified exceptions:
•	indemnify each director to the full extent authorized or permitted by applicable law;

•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.
     In addition, the indemnification agreements contain procedures for implementing the indemnities described above, including advancement of expenses.
Item 16. Exhibits

1.1(a)	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.*

1.1(b)	Form of Underwriting Agreement for Equity Securities and Warrants to Purchase Common Stock.*

1.2	Form of Selling Agency Agreement (with Medium-Term Note Administrative Procedures annexed thereto).*

4.1(a)	Senior Indenture, between Viad Corp and J. P. Morgan Trust Company, National Association, (formerly JPMorgan Chase Bank, and prior thereto, Chase Manhattan Bank, N.A.), dated as of April 1, 1993, incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.1(b)	First Supplemental Indenture to Senior Indenture, between Viad Corp and J. P. Morgan Trust Company, National Association, (formerly JPMorgan Chase Bank, and prior thereto, Chase Manhattan Bank, N.A.), dated as of May 21, 2004.

4.2	Form of Senior Note, incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.3	Form of Fixed Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.4	Form of Floating Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.5	Restated Certificate of Incorporation of Viad Corp, incorporated herein by reference to Exhibit 3.A to Viad Corp’s Form 10-Q for the period ended June 30, 2004.

4.6	Bylaws of Viad Corp, as amended, incorporated herein by reference to Exhibit 3 to Viad Corp’s Form 8-K filed on February 25, 2005.

4.7	Subordinated Indenture between Viad Corp and Wachovia Bank, National Association, as trustee, dated as of May 14, 2002.**

4.8	Form of Subordinated Debt Securities.*

4.9(a)	Form of Warrant Agreement for Debt Securities.*

4.9(b)	Form of Warrant Agreement for Equity Securities.*

4.10	Form of Deposit Agreement (including Form of Depositary Receipt).*

4.11	Rights Agreement, dated as of February 28, 2002, between Viad Corp and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.

5	Opinion of Scott E. Sayre, Esq. regarding the legality of the securities offered by this Registration Statement.

12	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Scott E. Sayre, Esq. (included in Exhibit 5).

24	Powers of Attorney of directors and certain officers of the registrant.

25.1	Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Bank, N.A., as trustee under the Senior Indenture.

25.2	Statement of Eligibility on Form T-1 of Wachovia Bank, National Association, as trustee under the Subordinated Indenture.

*	Previously filed with this Registration Statement on July 7, 1994.

**	Previously filed on May 17, 2002 with Post-Effective Amendment No. 1 to this Registration Statement.

Item 17. Undertakings
     (A) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part if the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement in which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          (D) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Viad Corp has caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, state of Arizona, on the 23rd day of December, 2005.

VIAD CORP
By:	/s/ Robert H. Bohannon
Robert H. Bohannon
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on December 23, 2005:

/s/ Robert H. Bohannon Robert H. Bohannon	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Ellen M. Ingersoll

Ellen M. Ingersoll	Chief Financial Officer (Principal Financial Officer)

/s/ G. Michael Latta

G. Michael Latta	Vice President — Controller (Principal Accounting Officer)

* Wayne G. Allcott	Director

* Daniel Boggan Jr.	Director

* Jess Hay	Director

* Judith K. Hofer	Director

* Robert E. Munzenrider	Director

*
Albert M. Teplin	Director

/s/ Ellen M. Ingersoll

Ellen M. Ingersoll * As attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1(a)	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.*

1.1(b)	Form of Underwriting Agreement for Equity Securities and Warrants to Purchase Common Stock.*

1.2	Form of Selling Agency Agreement (with Medium-Term Note Administrative Procedures annexed thereto).*

4.1(a)	Senior Indenture, between Viad Corp and J. P. Morgan Trust Company, National Association, (formerly JPMorgan Chase Bank, and prior thereto, Chase Manhattan Bank, N.A.), dated as of April 1, 1993, incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.1(b)	First Supplemental Indenture to Senior Indenture, between Viad Corp and J. P. Morgan Trust Company, National Association, (formerly JPMorgan Chase Bank, and prior thereto, Chase Manhattan Bank, N.A.), dated as of May 21, 2004.

4.2	Form of Senior Note, incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.3	Form of Fixed Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.4	Form of Floating Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.5	Restated Certificate of Incorporation of Viad Corp, incorporated herein by reference to Exhibit 3.A to Viad Corp’s Form 10-Q for the period ended June 30, 2004.

4.6	Bylaws of Viad Corp, as amended, incorporated herein by reference to Exhibit 3 to Viad Corp’s Form 8-K filed on February 25, 2005.

4.7	Subordinated Indenture between Viad Corp and Wachovia Bank, National Association, as trustee, dated as of May 14, 2002.**

4.8	Form of Subordinated Debt Securities.*

4.9(a)	Form of Warrant Agreement for Debt Securities.*

4.9(b)	Form of Warrant Agreement for Equity Securities.*

4.10	Form of Deposit Agreement (including Form of Depositary Receipt).*

4.11	Rights Agreement, dated as of February 28, 2002, between Viad Corp and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.

5	Opinion of Scott E. Sayre, Esq. regarding the legality of the securities offered by this Registration Statement.

Exhibit
Number	Description
12	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Scott E. Sayre, Esq. (included in Exhibit 5).

24	Powers of Attorney of directors and certain officers of the registrant.

25.1	Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Bank, N.A., as trustee under the Senior Indenture.

25.2	Statement of Eligibility on Form T-1 of Wachovia Bank, National Association, as trustee under the Subordinated Indenture.

*	Previously filed with this Registration Statement on July 7, 1994.

**	Previously filed on May 17, 2002 with Post-Effective Amendment No. 1 to this Registration Statement